Exhibit 99.2

Greif, Inc.
First Quarter 2021 Earnings Results Conference Call
February 25, 2021
CORPORATE PARTICIPANTS
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - President, CEO & Director
CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Senior Analyst
John Babcock - BofA Securities, Research Division - Research Analyst
Jesse Barone BMO Capital Markets Equity Research - Associate
Matthew T. Krueger Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst

PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by, and welcome to the Greif First Quarter Earnings Call. At this time all participants are in a listen only mode. After the speaker's remarks there will be a question and answer session. To ask questions during the session you will need to press star one on your telephone. If you would like to withdraw your question, press the pound key. Please be advised that today's conference is being recorded. If you require further assistance please press star zero. I would not like to hand the conference over to your speaker today, Matt Eichmann. Thank you. You may begin.

Matt Eichmann - Greif, Inc. - VP of IR, External Relations & Sustainability
Thank you, Dorothy, and good morning, everyone. Welcome to Greif's First Quarter Fiscal 2021 Earnings Conference Call. This is Matt Eichmann. I'm joined by Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer. Pete and Larry will take questions at the end of today's call. In accordance with regulation Fair Disclosure, we encourage you to ask questions regarding issues you consider important because we're prohibited from discussing any material, nonpublic information with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.
Please turn to Slide 2. As a reminder, during today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed. Additionally, we will be referencing certain non-GAAP financial measures and reconciliations to the most directly comparable GAAP metrics can be found in the appendix of today's presentation. And now I turn the presentation over to Pete on Slide 3.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Thanks, Matt, and good morning, everyone. Greif delivered solid first quarter results, and we're well positioned for longer-term success as the world recovers from the COVID-19 pandemic. Our performance is being delivered despite continued challenging circumstances due to the pandemic, and I want to thank the Greif global team for their resilience and dedication over the last 3 months.
From an operational standpoint, we generated strong year-over-year volume growth across most of our packaging substrates and saw continued robust demand in our containerboard and corrugated sheet feeder network. We're experiencing inflationary cost headwinds across our portfolio and will overcome them through commercial activities, contractual arrangements and a continued laser focus on performance levers that are within our control.
We also continue to make strong progress across our strategic priorities. We reduced our net debt by approximately $279 million versus the prior year quarter and were once again recognized for our sustainability leadership by several well-respected third parties.
We also formed a new reporting segment, Global Industrial Packaging, to align our leadership and our organizational structure to common end market segments, which I'll discuss more in a moment.
Finally, we decided to take advantage of favorable market dynamics to address the COVID-related shortfall on our deleveraging plans by entering into an agreement to divest 69,200 acres of timberlands in Alabama to Weyerhaeuser Company for approximately $149 million. Proceeds from the sale will be applied to debt repayment.
I'd ask if you please turn to Slide 4. We recently combined our Rigid Industrial Packaging and Flexible Products & Services business into a new reporting segment called Global Industrial Packaging. This new business, led by Ole Rosgaard, will build upon the considerable improvement we've made to our global portfolio over the last several years. Combining our Rigid and Flexible business into Global Industrial Packaging aligns operational practices and procedures as well as go-to-market strategies under a single global leadership team. This results in a business with unmatched product offering capable of exceeding customer needs throughout the world.
It also enhances cross-selling and service offering to customers in common end-use markets and enhances Greif Business System effectiveness. To assist with modeling, we recast our 2020 financial performance for certain segment information and filed an 8-K with that data yesterday.
If I could ask you to please turn to Slide 5. First quarter volumes were strong across much of the Global Industrial Packaging business. Global Rigid IBC volumes rose by roughly 6% on a per day basis versus the prior year, while global Flexible IBCs rose by more than 15%. Global steel drum volumes declined by roughly 1% on a per day basis versus the prior year.
Product demand was strongest in APAC, where steel drums rose by 3.5% on a per day basis versus the prior year and benefited from improved industrial trends and a favorable comp in China.
Demand conditions also showed improvement throughout most of Europe. Specifically, we experienced strong demand throughout Eastern Europe where steel drums and Rigid IBCs rose by roughly 9% and 11%, respectively. Volume demand was most challenged in North America, where COVID impact was present in this year's volumes that was not in the prior year.
We're seeing broad-based improvement in many of our key end markets, but their pace of recovery varies. For example, sales to lubricant and bulk chemical customers rose by single digits globally versus the prior year quarter due to better auto demand and generally improving industrial conditions worldwide. Paints and coating sales were up low double digits versus the prior year due to better auto and construction demand, while sales to pharma and personal care markets remain robust.
Juice and beverage sales were weaker versus the prior year as COVID-19 continues to constrain restaurants and other similar entertainment venues. TIP stronger volumes and higher average selling prices drove higher segment sales. First quarter adjusted EBITDA rose by roughly $13 million versus the prior year quarter, primarily due to the higher sales, partially offset by higher transportation expenses. The business did benefit from $3.5 million FX headwind -- excuse me, tailwind and opportunistic sourcing behind our roughly $1.5 million.
Similar to last quarter, we are closely monitoring steel and resin prices as tight supply conditions exist for our key raw materials. A majority of our business is covered by price adjustment mechanisms, which pass along raw material inflation, albeit at a lag. While supply conditions remain tight, to date, we have not experienced any material financial impact relative to sourcing raw materials in the current market.
If I could ask you to please turn to Slide 6. Paper Packaging's first quarter sales rose by roughly $7 million versus the prior year quarter, despite the divestiture of a consumer packaging group, due to stronger volumes in our mill network, corrugated sheet and tube and core business. Paper Packaging's first quarter adjusted EBITDA fell by roughly $22 million versus prior year, primarily due to a significant $30 million OCC, transport and chemical cost headwind.

We recently announced a new set of price increases for containerboard and uncoated recycled boxboard grades in response to strong demand and expect full realization of those in our fiscal Q3. Our converting operations continue to experience robust demand. Volumes in CorrChoice, our corrugated sheet feeder system, were up nearly 36% per day versus the prior year quarter due to strong durables, e-commerce growth, auto supply chain and food and beverage demand. Backlogs in that business continue to grow, and specialty product backlogs are especially long.
Volumes in our tube and core business were up roughly 5% per day versus the prior year quarter, with strong demand seen specifically in film and construction end market segments. Demand for paper mill cores improved sequentially, while textile demand remained soft versus the prior year quarter.
I'd like to now turn over the presentation to our Chief Financial Officer, Larry Hilsheimer.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thank you, Pete. Good morning, everyone. Please turn to Slide 7 to review our quarterly financial performance.
First quarter net sales, excluding the impact of foreign exchange, rose by roughly 2% versus the prior year due to volume improvement and higher average selling prices in the Global Industrial Packaging and Paper Packaging segments, overcoming the $53 million sales reduction related to the divestiture of the Consumer Packaging Group.
First quarter adjusted EBITDA fell by roughly 6% versus the prior year quarter. While sales were higher and SG&A slightly lower year-over-year despite a negative FX impact, cost inflation, especially in transportation and OCC, was a drag on profits. The strong demand for our products has led us to implement price increases to return to appropriate levels of profitability.
Our non-GAAP tax rate for the quarter was 19.7%, and the first quarter adjusted Class A earnings per share was $0.61 per share. Consistent with prior years, first quarter adjusted free cash flow was a cash outflow and was roughly flat to that prior year.
Please turn to Slide 8 to review our guidance. In fiscal Q2 '21, we expect to generate between $0.96 and $1.06 in adjusted Class A earnings per share. We anticipate Global Industrial Packaging second quarter adjusted EBITDA to improve sequentially from the seasonally-weak first quarter, but it will not be quite as strong as the prior year second quarter, during which we benefited from pandemic-related prebuying and an opportunistic sourcing benefit of $7 million.
We anticipate the paper business' second quarter adjusted EBITDA to increase sequentially from quarter 1 primarily due to continued strong volumes and the flow-through of announced price increases, partially offset by additional mill maintenance downtime. We assume OCC averages $82 a ton in fiscal Q2, roughly $26 per ton higher than the prior year quarter. This equates to a year-over-year headwind of roughly $11 million.
Finally, I'll share a couple of thoughts on fiscal 2021 as a whole. We anticipate that interest expense will be in the range of $99 million to $104 million, or roughly $14 million lower year-over-year as a result of lower debt levels and the favorable rates we locked in on our term loan A3. We plan to draw on the term loan in July of 2021 to refinance our existing 7.375% Euro 200 million Senior Notes, which matured that month. We anticipate depreciation and amortization to be in the range of $238 million to $248 million, and we expect our non-GAAP tax rate to fall between 23% and 27% this year.
Finally, we anticipate spending between $150 million and $170 million on CapEx with the bulk related to maintenance needs. We anticipate working capital to be a cash use commensurate with our announced price increases and raw material inflation.
Please turn to Slide 9. As Pete mentioned in his opening remarks, we have entered into an agreement with Weyerhaeuser to sell them 69,200 acres of timberland for approximately $149 million in cash. This will be a very tax-efficient sale as taxable gains on the transaction will be completely offset for federal taxes through other identified tax losses.
The negative financial impact we've experienced from COVID, coupled with robust current timberland prices seen in the market, made this an opportunistic time to bring acreage to market. Land monetization provides an accelerant to our ongoing deleveraging process. Subject to the satisfaction of customary closing conditions, we anticipate the transaction will close in calendar second quarter of 2021.
Please turn to Slide 10. We have a 3-pronged capital deployment strategy focused on reinvesting in the business, returning cash to our shareholders and delevering the balance sheet. As we continue to generate cash, pay down debt and reduce leverage towards, our targeted range of 2 to 2.5x, we will shift enterprise value to the benefit of our equity holders and move to a steadily increasing dividend policy.

With that, I'll turn the call back to Pete for his closing comments before our Q&A.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Larry, and I'd ask everyone to turn to Slide 11. So in summary, Greif delivered a solid first quarter performance despite continued challenging circumstances due to COVID-19. But looking ahead, our key end markets are rebounding, volumes are strong and we're taking proactive steps to offset and recoup cost inflation. We are laser-focused on operating levers within our control to drive value, and we're well positioned to benefit as the world recovers from the pandemic.
Thank you for your interest in Greif. And Dorothy, if you could please open the lines for questions.

QUESTIONS AND ANSWERS
Operator
To ask a question press star plus the number one on your touch tone phone. To remove yourself from the queue press the pound key. In the interest of time we ask that you please limit yourself to one question and one follow-up. If you have more questions, press star one to get back into the queue and we will address additional questions as time permits. Please hold while we compile the Q&A roster. Our first question comes from the line of Gabe Hajde with Wells Fargo.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst
Pete, Larry, Matt. I guess on the second quarter guide, Larry, can you give us a sense for the maintenance downtime, I guess, both on a tonnage basis as well as expense and then kind of maybe compare it to last year? I see I remember that, that happened later in the year, but just from a timing perspective. .

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
The Q2-to-Q2 basis, year-over-year, it will be similar amount of downtime tonnage production and cost. However, on a sequential basis from Q1 to Q2, it's about 7,000 tons, about $2.5 million to $3 million of incremental cost in the second quarter over the first quarter.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst
Okay. And then I didn't hear -- I mean, I heard pretty robust volumes for IBC, and I think part of that is obviously some industrial markets kind of perking back up a little bit. And you guys had a reasonably aggressive expansion plan there, where you're just kind of co-locating with some of your RIPS facilities.
Can you update us on where those are, where they stand? Are they complete at this point? And do you envision kind of continuing to add capacity on the IBC side?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Gabe, thanks for the question. So we had 6% growth in Rigid IBCs and really good strength in Asia and in Europe. And that's -- we're really pleased with the expansions we've done so far.
As you remember, we've done a couple of small tuck-in reconditioning IBC businesses, which has aided our profitability as well. So we don't have any new announced IBC expansion, but it's certainly a high strategic priority for us, and we're evaluating the right opportunities to do it in the future.

Operator

Your next question comes from the line of Mark Wilde with BMO Capital Markets.

Jesse Barone - BMO Capital Markets Equity Research - Associate
It's Jesse Barone on for Mark. First question, just kind of thinking about the new Global Industrial Packaging segment. Could you kind of talk about what you're expecting from a margin basis there? Should we still kind of expect that low to kind of mid-teens margin there?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. We -- this really isn't a synergy play. This is more a market play, it's how Pete and I thought about running the business and we have been running it for some time. We match up. We have a lot of overlapping customers, we get to go-to-market together. So it, in and of itself, is not going to drive margin expansion. However, our objective is to continually increase our GIP margins and expect to do so over the next 1.5 years in excess of another 2 points. So -- but unrelated.

Jesse Barone - BMO Capital Markets Equity Research - Associate
Okay. Great. And then just a quick follow-up. Can you just talk about kind of the impact of the U.S. Gulf Coast shutdowns on your drums and barrel business? And I'll turn it over.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. Sure will. So in the weather impact, obviously, it affected both businesses in our Rigid and Paper operations. We had about 8 plants that were shut down for 5 days in Texas and Arkansas. It really encompassed both steel drum, Rigid IBCs and plastic operations.
The important note in the Gulf Coast on our steel production for our U.S. business, North America business, that's roughly 30% of our production is in that Gulf region. So that will negatively impact volumes in February for that North America business. We do believe the strength in other regions around the world will offset that loss on buying. From a packaging -- paper packaging standpoint, weather affected 5 operations in our industrial tube and core business. It included 5 large customers that were down, we expect, for several weeks. So it will impact our volumes in tube and core in late February and early March. We had no material damage to our operations due to that.

Operator
As a reminder if you would like to ask a question please press star then the number one on your telephone keypad. Your next question comes from the line of Ghansham Panjabi with Baird.

Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
This is actually Matt Krueger sitting in for Ghansham. So I guess for my first question, given the level of inflation that's kind of permeating throughout the market, can you talk a bit about what has changed from a price cost recovery scenario for Greif versus the last time you saw kind of this cost inflation cycle in 2017 and 2018?
I guess I'm asking specifically related to how the Rigid Industrial business has changed. But any details on the other businesses would be helpful as well.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Yes. We've made a number of improvements as we've gone through our transformation efforts over the last number of years. One of the biggest was really more tightly aligning the timing of our PAM adjustments to market realities. We used to lag a lot more. We've got them now where the lag is very limited. And so the -- some of the unusual timing things that we ran into in the past are much less likely to be significantly impacting us. So the vast majority of our business is on the PAM contracts.
The other big improvement that we made was the introduction of annual openers for other than raw material price increases. And we have that now in over half of our business in the GIP portfolio. And that permits us to go in and address issues like rapidly increasing transportation costs and other elements. So we think we're much better positioned than we were then, and we're seeing that play through our business.

Matthew T. Krueger - Robert W. Baird & Co. Incorporated, Research Division - Junior Analyst
Great. That's very helpful, and that makes sense. And just as a follow-up question. Given the significant year-over-year variability from a demand and from a volume perspective in kind of the 2020-2021 time frame for you, can you give us a sense as to how volumes are likely to progress kind of by segment throughout the remainder of your fiscal 2021? What are some of the puts and takes that we should think about as we think about that kind of year-over-year variability?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So I'll comment on February volumes because we're almost through there. And again, we guide just through Q2. So I'll make some comments about our volume assumptions in that Q2 guidance.
In Global Industrial Packaging business, the volumes are really similar to what we experienced in Q1. The exception of that will be what I reference the North America steel volumes that were impacted to the weather in the Gulf Coast. And again, 30% of our production in North America is impacted on the Gulf Coast.
As I also said, we expect other regions in the world to offset that, both on volume and margins. So from a Paper Packaging standpoint, again, we have really strong demand, and our backlogs and the mill system remain strong. We expect a similar scenario in February to Q1. CorrChoice remains robust, consistent with Q1. Again, our industrial tubes and cores will be flat in February, primarily due to the longer impact that are referenced inside of those operations that were in the Southwest.
In Q2, from a volume assumption standpoint, while our steel volumes were project to be flat, resin-based products, which are plastic drums, Rigid IBCs and Flexible IBCs, were forecasting our Q2 guidance to grow by mid-single digits. And it's also important to note in the Global Industrial Packaging side that the supply chain continues to be really challenging, particularly on steel.
In Paper Packaging, our volumes in our mills and CorrChoice are -- we expect to be very robust over the Q1. And in industrial solutions for us, we expect low single digit growth for our assumptions in Q2.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Before we go into the next question, I just want to clarify something on Gabe's question. I think I misstated something. We will actually have a headwind on year-over-year Q2 maintenance tons Gabe of about 15,000 tons. Some of that was actually later in the year, as you had actually stated.

Operator
Your next question comes from the line of Adam Josephson with KeyBanc Capital Markets.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Pete, Larry and Matt. One question, Larry, on the timberland sale. Can you just talk about what the EBITDA associated with that timberland is? And can you compare, I guess, the value per acre of your remaining, call it, 200,000 acres to the $2,150 that you're getting from Weyerhaeuser in this transaction, just given the different geographies, et cetera?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. So good questions, Adam. The EBITDA associated with this acreage is less than $2 million a year. And in terms of the comparable valuation of the acreage, I mean, obviously, you don't know until you go to market, but they're very similar portfolios. And we have just an outstanding timber management team with outstanding assets across all of them, which is what drove that value. And so I would say it's fair to assume they'd be similarly valued.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Got it. And just in terms of the 2Q guidance, just based on your interest expense guidance, tax rate guidance, et cetera, I'm getting to an EBITDA number of, call it, mid to high 170s. Am I thinking about it -- which would imply a slight decline year-over-year compared to the $181 million last year. Am I thinking about it the right way?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, you are. One thing I'd mentioned, just to remind people, on the interest expense in our first quarter, we actually received a relatively significant patronage dividend from our farm credit lenders of roughly $4 million to $5 million. So when you try to annualize it, then you might get some distortion there. And then obviously, we will have the benefit of the reductions related to the use of the proceeds from the land sale.

Operator
Your next question comes from the line of Gabe Hajde with Wells Fargo.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Senior Analyst
Real quick. I was just curious if you can give us a sense -- you gave us, obviously, the underlying assumptions for volumes. But I'm just curious more on the automotive side, if you're seeing any kind of disruptions from the chip shortages that we're reading about and/or you mentioned not experiencing to date any sort of, I guess, cost headwinds or material availability issues. But as it relates to ocean freight or anything like that, any kind of hesitation? Or have you guys been able to maybe buy steel ahead or anything like that? Just give us a sense from a risk mitigation standpoint, I guess?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So Gabe, in the auto industry, semiconductor shortages, to date, we have not had any material impact to Greif. We are watching it closely. We're really keyed in to our customers. And again, we supply customers whose customers serve that auto supply chain. So to date, nothing material or no impact, and we'll just have to watch it closely.
In regard to steel, conditions are very, very tight all around the world. We have a regional supply chain. So we have good redundancy and balance across it. So we're not dependent upon one region, which mitigates some of that transportation, freight, transportation and ocean-going vessels. But it is tight. We expect it to continue to be tight probably through the second -- through the first half of the calendar year. At that point, I think some of the steel mills that were down for maintenance and some of the blast furnaces that are restarting should improve that.
Another factor in that is the auto makers have pretty good demand, and that pulls a big amount of steel. So tight conditions, we've had no material impact at this point, but we are operating with very low inventories, and the lead times are growing. So we'll have more to report to you in the second -- end of the second quarter.

Operator

Your next question comes from the line of George Staphos with Bank of America Securities.

John Babcock - BofA Securities, Research Division - Research Analyst
Hey thanks for taking my questions, it’s actually John Babcock on for George. Starting out, I was just wondering if you can discuss -- and discuss the cost and other one-off pressures in the paper for 1Q, how large that effect was, and then also how big of a burden you're expecting in fiscal 2Q?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. In the first quarter, the impact between OCC and the chemical cost and some of the related other raw materials is about $30 million year-over-year drag. And as we go into 2Q, the OCC cost year-over-year based on our $82 assumption works out to about $11 million headwind year-over-year.

John Babcock - BofA Securities, Research Division - Research Analyst
Okay. And then I was wondering if you might be able to provide some color on the soft North American global industrial business.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So in the North America business, the one positive note was in our resin-based products. So large plastic drums were up mid-single digits. Our fiber business was up 4%. So we did see growth in those segments. Steel was the weakest segment. But a part of that, weak demand also was related to COVID, and we had some lower operating rates in a few of our plants due to the impact of staffing. So we see that sequentially, that business in steel growing but predominantly, the other main substrates seem to be improving sequentially from our Q4 to Q1. And we expect to see similar sequential improvement aside from the challenges we had with weather in Q2.

Operator
Your next question comes from the line of Adam Josephson with KeyBanc Capital Market.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Larry, just on working capital. Can you quantify roughly or precisely what kind of drag you're anticipating this year?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
It's clearly going to be a use this year. Our teams did such a phenomenal job last year of really improving our management of working capital so that our year-end inventory levels were low, our receivables were improved, and our payables were stretched. So making a year-over-year improvement of any kind is going to be extremely challenging, and I don't anticipate it right now.
In addition to that, with the price and cost elements going up fairly dramatically because of the ag matters we've talked about in steel as well as in resin and then, of course, in the paper business, it's clear that we're going to see a use of working capital year-over-year. The magnitude of it is difficult to be super accurate about right now. But obviously, if we had clarity for what we thought the last 2 quarters of the year were going to be, we'd be giving guidance for the full year. Because of the uncertainty with that, it's difficult to give you a real good idea on range because that will be dependent on what the sales levels are.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Yes. No, I appreciate that. Just 2 others for me. One on OCC. So based on your guidance, it seems like you're not expecting much, if any, movement in the latter, 2 months in the quarter. One might think that OCC prices would be going up rather significantly, just given how good demand is, given the new capacity coming on. But obviously, that's not happening. And I don't know if you attribute it to the fact that China is not taking anything or that there have been some supply disruptions in the U.S. What do you attribute the still low OCC prices to?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
First of all, we don't consider them too low. But because we still believe long term, when you get the economy back open and retail establishments and restaurants and all of that come back that we will see more supply side because it's just way more efficient on that than in the residential collection that's tied to the e-commerce stream.
That said, all of the -- and we've had discussions with some of the national players and even regional players in recycling businesses. And all of them have plans to enhance their collection systems residentially. That's part of what we're -- we believe will help mitigate further increases. And as the economy is just slowly starting to reopen, we think all of that will help.
Our -- like we said, we've got $82 in our assumption. We don't think there's risk of a significant increase. Is there some risk in that? Yes. And do we have something built into our range for that. Yes.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Got it. I appreciate that. And just one last one. So if I think about implied 2Q guidance for EBITDA. I think 1H EBITDA would be down about $15 million. Then I think in the proxy, you set out a target, a management incentive target of EBIT growth of about $30 million. So if I'm right about that, then that would imply second half EBIT/EBITDA growth of about $45 million to hit that number.
So I'm thinking that what's embedded in there is that Paper Packaging would be dramatically better year-over-year in the second half because of all these price increases. Am I thinking about it generally the right way?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. So Adam, I wouldn't tie too much back to that incentive target. I mean we work with our comp committee, and we provide them information, and they come up with what they think is a reasonable target.
So like we said, we don't have a clear picture on the second half of the year. And if we did, we'd be providing guidance for the rest of the year. So it's probably all I can say about it.

Operator
Your next question comes from the line of George Staphos with Bank of America Securities.

John Babcock - BofA Securities, Research Division - Research Analyst
I just wanted to ask one follow-on question. Just overall, I know you talked about Global Industrial Packaging, and you're not expecting any significant synergies associated with that. I was just wondering what opportunities there might be for efficiencies there.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Yes. So from an efficiency standpoint, when you look at all the number of operations we have around the world, there's a lot of opportunities to continue to standardize practices, particularly around the Greif Business System. So operational effectiveness, best practice in our operations and also sharing those best practices regardless of where they are around the world.
So I think when you have one single global leadership under Ole Rosgaard, you get more aligned improvement in both commercial and operational effectiveness.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. I would add on to that. If you look at our -- the results that we're really starting to have in our GIP business. I mean the improvement in our gross profit over the last 4 years, not just gives you first quarter numbers and I'll do adjusted EBITDA, actually. So first quarter '18, $7.6 million; first quarter '19, $8.4 million; first quarter '20, $10.5 million; first quarter '21, $12.1 million. We've shuttered over 42 GIP plants. We walked away from $450 million of revenue and only $9 million of EBITDA.
We also, by closing those, and you look at what we spend on an average plant for CapEx yes, to say, $270,000, $300,000 a year, that's $11 million to $12 million of CapEx that was going to be required that we walked away from by shuttering those plants.
So those are the type of things, as we've driven that improvement through our old RIPS business, we put this together. We'll continue to drive forward and see continued improvement in our operating metrics.

Operator
And if there are no further questions, I will turn the call back over to Matt.

Matt Eichmann - Greif, Inc. - VP of IR, External Relations & Sustainability
Thanks very much, Dorothy, and thanks for the audience for joining us today. We hope you have a good remainder to your week.

Operator
Thank you, ladies and gentlemen. That does conclude today's conference call. You may now disconnect.